Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Ambrx Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,989,872,138.66(1)(2)(3)	0.0001476	$ 293,705.13(4)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,989,872,138.66

Total Fees Due for Filing			$293,705.13

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$293,705.13

(1)	Title of each class of securities to which transaction applies: Common stock, $0.0001 par value per share, of Ambrx Biopharma, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

As of January 11, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 73,108,230, which consists of:

(a)	63,289,227 shares of Common Stock entitled to receive the per share merger consideration consisting of a $28.00 per share cash payment (the “per share merger consideration”)

(b)	7,540,673 shares of Common Stock underlying outstanding and unexercised options that have an exercise price of less than $28.00 (an “In-the-Money Option”);

(c)	2,278,330 shares of Common Stock underlying restricted stock units entitled to receive the aggregate per share merger consideration; and

(3)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of January 11, 2024, the underlying maximum aggregate value of the transaction was calculated as the sum of:

(a)	the product of 63,289,227 shares of Common Stock and the per share merger consideration;

(b)

the product of 7,540,673 In-the-Money Options and $20.42, which is the difference between the aggregate per share merger consideration and the In-the-Money Options’ weighted-average exercise price of $7.58; and

(c)	the product of 2,278,330 shares of Common Stock underlying restricted stock units and the aggregate per share merger consideration.

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001476.